Exhibit 10.24

2010

Executive Officer Performance Bonus Plan

HomeAway U.S.

Plan Goal

To motivate exceptional executive officer performance throughout the year by communicating targeted business objectives and evaluating company performance metrics driven largely by employee achievement.

Plan Year

January 1 – December 31

Eligibility

All U.S. based executive officers who are not on another incentive plan (e.g. commission). Bonus eligibility for newly hired executive officers begins the first of the quarter following their hire date.

Target Bonus

The annual target bonus for the CEO is 60% and for all other executive officers is 50% and is generally specified at the time of hire or upon any change in job level or function. The basis for bonus calculation is cumulative base salary earnings.

Budget

The annual budget is the sum of each target bonus percentage multiplied by the respective cumulative base salary earnings.

Bonus Calculation

Bonuses will be considered earned and accrued as of December 31, 2010. Executive officer bonuses are calculated using the Annual Bonus Calculation outlined below.

Annual Bonus Target × Cumulative Annual Earnings × Revenue Component Results +

Annual Bonus Target × Cumulative Annual Earnings × Profitability Component Results +

Annual Bonus Target × Cumulative Annual Earnings × Individual Component Results

Performance Metrics

The Compensation Committee, a subcommittee of the Board of Directors, will identify and weight annual performance metrics to drive achievement of business objectives. These metrics will be communicated to employees each year and are subject to change. For 2010, the bonus metrics are as follows.

I.	Overall Bonus Weighting: 40% cash revenue, 40% Cash EBITDA, and 20% individual goals and objectives.

II.

Revenue Component: 40% of the executive officer bonus will be paid based upon revenue results against a scale approved by our Compensation Committee. This scale is steeper (much higher penalty / reward) than the scale used for the employees at large due to the significant responsibility carried by each executive officer for overall revenue results. This revenue scale has a maximum cap of 150%.

III.	Profitability Component: 40% of the executive officer bonus will be paid based upon EBITDA margin percentage results based upon a scale approved by our Compensation Committee.

IV.	Individual Objectives: 20% of the annual goals will be based upon the achievement of individual objectives assigned and evaluated by the CEO, Compensation Committee, and/or Board of Directors as determined appropriate for each executive officer role.

Bonus; Payments

Executive officers are paid earned bonuses annually. See “Bonus Calculation” below for additional information.

Bonuses will be paid at the end of February or early March following confirmation of the performance metrics by the Compensation Committee.

If an executive officer is terminated for misconduct, there will be no payment of accrued bonus unless required by law.

Payment Type

Annual payments will be made via direct deposit or live check with all applicable taxes withheld. Per the IRS, bonus payments must be taxed at a federal tax rate of 25%, in addition to applicable

FICA, state, and local taxes. In addition, any current 401(k) contribution will be deducted from this bonus. This bonus payment will be excluded from the calculation of benefits payable under any other benefits plan or program with the exception of company paid life insurance, ad&d and disability.

Program Responsibility, Amendment & Termination

Final authority on all issues related to this plan shall reside with the Compensation Committee. This plan may be revised or terminated at any time by the Compensation Committee and/or the Board of Directors.